UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 18, 2010

NATIONAL COAL CORP.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-26509 (Commission File Number)	65-0601272 (I.R.S. Employer Identification No.)

8915 George Williams Road
Knoxville, Tennessee 37923
(Address of Principal Executive Offices/Zip Code)

(865) 690-6900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.	Other Events

On May 18, 2010, NC Railroad, Inc., a subsidiary of National Coal Corp., entered into a Purchase and Sale Agreement (the “Agreement”) with R.J. Corman Railroad Property LLC (“Buyer”) pursuant to which we sold 42-miles of rail line between Oneida and Devonia, Tennessee (the “Rail Line”) for approximately $3 million.  The sale of the Rail Line included any and all tracks, rails, ties, switches, crossings, bridges, and trestles as well as all other trackage, appurtenances, improvements and fixtures affixed to the Rail Line.  The purchase price was payable in cash and received on May 19, 2010.

The Agreement provides NC Railroad a right of first refusal to repurchase the Rail Line in the event Buyer (i) receives and intends to accept an offer from an independent third party to purchase the Rail Line or (ii) undergoes a change in control.  Additionally, Buyer agreed not to seek administrative entitlement to abandon, or to discontinue rail freight service over the Rail Line without first providing NC Railroad the option to repurchase the Rail Line in accordance with the terms and conditions outlined in the Agreement.

A press release, announcing the sale of the Rail Line was published by the Company on May 20, 2010, is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.
The following exhibits are filed herewith:
	Exhibit Number	Description
	99.1	Press Release dated May 20, 2010, published by National Coal Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COAL CORP.

Date: May 24, 2010	By: /s/ Les Wagner Les Wagner Acting Chief Financial Officer